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                                    KELLWOOD

                             N E W S   R E L E A S E


FOR IMMEDIATE RELEASE

     KELLWOOD (NYSE:KWD) REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS
                GUIDANCE FOR FISCAL YEAR 2005 SALES AND EARNINGS
                       REGULAR QUARTERLY DIVIDEND DECLARED

         ST. LOUIS, MO., March 10, 2005 - Kellwood Company reported sales and earnings today for both the fourth quarter and fiscal year ended January 29, 2005, according to Hal J. Upbin, chairman and chief executive officer. Results for the fourth quarter were in line with the Company's revised guidance issued in January. Sales increased $71 million, or 14 percent to $592 million, versus $521 million last year due to a combination of organic growth of $53 million, or 10 percent, and the acquisition of Phat Fashions and Phat Farm which provided $18 million of revenue in the fourth quarter. Phat Fashions and Phat Farm were acquired on February 3, 2004, and are being reported within the Men's Sportswear segment of the Company.

         Each business segment contributed to the year-to-year growth in organic sales. Sales of Women's Sportswear increased 5 percent driven by the higher price point branded marketing initiatives put in place beginning in the last nine months of fiscal year 2003 including Calvin Klein(R), IZOD(R), XOXO(R) and O Oscar(TM) women's sportswear, and Liz Claiborne(R) dresses and suits. Partially offsetting the growth from the new branded initiatives was a 10 percent year-to-year drop in sales for Kellwood's core moderately priced brands of Women's Sportswear. The Men's Sportswear business continued to enjoy robust and broad based year-to-year organic sales growth of 27 percent. Sales of Other Soft Goods were up 6 percent in the fourth quarter versus last year.

         Net earnings from continuing operations for the fourth quarter of fiscal year 2004 decreased $6.3 million to $6.5 million, or $0.23 per diluted share versus $12.8 million, or $0.46 per diluted share last year due principally to a drop in gross profit as a percent of sales, and a $2.9 million year-to-year reduction in other income. Last year the Company received a $3.0 million acquisition breakup fee related to its offer to acquire Kasper A.S.L. which was purchased by another apparel company.


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ADD ONE

         "Gross profit as a percent of sales in the fourth quarter decreased by
1.7 percentage points from 21.9 percent in fiscal year 2003 to 20.2 percent this year. The deterioration in gross profit as a percent of sales resulted from a combination of a weak and highly promotional women's sportswear market, along with some fashion missteps and merchandising assortment issues that we created. These factors resulted in having to provide a higher level of markdown assistance to the retailers for late Fall and Holiday product. Additionally, given the slowdown in the pace of consumer demand during Fall and Holiday, the retailers took a more cautious posture when ordering for Spring. As a result we experienced a higher level of off price sales. We did what was necessary to balance our inventory and production commitments for Spring product in keeping with the soft demand and anticipated cut backs in open-to-buy for the Spring season in the fourth quarter. We believe that the fashion and merchandise assortment issues have been addressed with our new Spring deliveries," said Upbin.

         Selling, General and Administrative expense in the fourth quarter increased by $10.7 million to $100.2 million, or 16.9 percent of sales versus $89.5 million, or 17.2 percent of sales last year. Approximately one half of the year-to-year increase in expense was from the new branded marketing initiatives previously discussed, and the other half related to the acquisition of Phat Fashions and Phat Farm on February 3, 2004.

          Sales for the year grew by $209 million, or 9 percent to $2.556 billion, versus $2.346 billion last year. The increase in sales resulted from organic growth of $136 million, or 6 percent and $73 million from the acquisition of Phat Fashions and Phat Farm. The increase in organic sales came from a 6 percent increase in Women's Sportswear and a 14 percent increase in Men's Sportswear, partially offset by a 5 percent drop in Other Soft Goods.

         Net earnings from continuing operations for the year decreased $2.5 million to $70.1 million, or $2.50 per diluted share, versus $72.6 million, or $2.68 per diluted share last year.

         Kellwood ended fiscal year 2004 with a strong balance sheet and a superior liquidity position. Kellwood's total debt was $470 million, or 39.5 percent of total capital. During the year, the Company issued a new $200 million
3.50 percent convertible debenture. At year-end, the Company had $261 million of cash, and Kellwood's net debt position, total debt less total cash stood at 22.4 percent of net capital.

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         Sales for fiscal year 2005, which ends in January 2006, are expected to be in the range of $2.5 billion versus $2.556 billion in fiscal year 2004. Sales of Women's Sportswear in fiscal year 2005 are planned at approximately $1.4 billion, 6 percent below fiscal year 2004. Sales of Men's Sportswear are expected to grow 2 percent and be in the range of $650 million. Sales of Other Soft Goods are planned at approximately $450 million, up 7 percent from fiscal year 2004.

         Net earnings for fiscal year 2005 are expected to be in the range of $68.5 million, or approximately $2.38 per diluted share versus $70.1 million, or $2.50 per share in fiscal year 2004.

         Included in the results planned for 2005 are the newly required expensing of stock options ($3.0 million, before tax, which will be booked in the third and fourth quarters), and expense associated with the closing of our men's pants and jeans plant in Mexico ($2.3 million before tax) that will be booked in the first quarter. These expense items total $5.3 million before tax, $3.5 million after tax, or approximately $0.12 per diluted share.

         Excluding these items, net earnings and earnings per share on a comparable basis planned for fiscal year 2005 are expected to be in the range of $72 million, or approximately $2.50 per diluted share.

          "Kellwood's first quarter ends in April and largely encompasses the Spring shipping season. The retailers enjoyed a strong Spring selling season last year and are thus facing difficult comparisons for Spring 2005. Additionally, the Fall and Holiday 2004 selling seasons were weak even after aggressive and deep price discounting late in each season by our customers to stimulate demand. As a result of the environment and some fashion issues with some of our moderately priced brands of Women's Sportswear, our customers have ordered cautiously for Spring 2005," added Upbin.

         Based on orders for Spring delivery, Kellwood's sales in the first quarter of 2005 are expected to decrease by approximately $46 million, or 7 percent and be in the range of $640 million versus $686 million last year.

         "We expect sales for the remaining three quarters to be either essentially flat or up modestly versus last year," said Upbin.


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         Net earnings in the first quarter are planned to be in the range of $13 million, or approximately $0.45 per diluted share versus $25.0 million, or $0.90 per share last year. Included in the results forecasted for the first quarter is $2.3 million, or $0.05 per share of facilities realignment expense attendant with Kellwood's decision to close its pants and jeans plant in Mexico.

         The year-to-year planned reduction in earnings on a comparable basis for the first quarter of fiscal year 2005 is largely due to lower sales and the resultant drop in gross profit. SG&A expense in the first quarter is expected to increase only modestly versus prior year.

         "We expect net earnings, on a comparable basis, for the remaining three quarters to increase versus last year on flat to perhaps modest growth in sales due to an increase in Kellwood's operating margin. We expect year-to-year improvement in operating margin to begin in the second quarter and increase to slightly over one percentage point in the second half of the year. The year-to-year improvement in Kellwood's operating margin is expected to be driven by an increase in gross profit as a percent of sales, partially offset by a planned increase in SG&A expense as a percent of sales.

          "We expect only modest increases in fiscal year 2005 in the level of amortization expense and net interest expense and a slight decrease in net other income. Kellwood's effective tax rate should remain relatively unchanged from last year. Diluted shares outstanding are expected to increase by approximately 750,000 shares," added Upbin.

         "We are obviously very disappointed with our fourth quarter fiscal 2004 and expected first quarter fiscal year 2005 results. It typically takes two seasons to get back on track in the fashion business. We got off track this past Fall and Holiday selling seasons and, as a result, the retailers have reduced their open-to-buy for some of our moderate priced brands for Spring 2005. The Company has taken the necessary corrective actions including upgrading design and merchandising talent to get back on track by Fall 2005 which will begin shipping in July," said Upbin.

         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable April 1, 2005 to shareholders of record March 21, 2005.

         The Company will conduct a conference call on March 11th at 10:00 a.m. EST. If you wish to participate, you may do so by dialing 800-901-5217 and enter participant code 31945953. You may also access Kellwood's website at www.Kellwood.com to view an updated version of Kellwood's analyst presentation.

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         Kellwood (NYSE:KWD) is a $2.5 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Phat Farm(R), Baby Phat(R), Sag Harbor(R), Koret(R), Jax(R), David Dart(R), David MeisterTM, Democracy(R), Briggs New York(R), My Michelle(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Calvin Klein(R), XOXO(R), Liz Claiborne(R) Dresses and Suits, IZOD(R), Claiborne(R) Dress Shirts, Dockers(R), Gerber(R), Bill Burns(R) and Nautica(R) Dress Shirts are produced under licensing agreements. For more information, visit www.kellwood.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic uncertainty due to the elimination of quotas on Chinese imports; a decline in the demand for the Company's products; the lack of customer acceptance of the Company's new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company's products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company's strategies and expectations. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.


















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

KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(Amounts in thousands, except per share data)



                                                         Three Months Ended                    Twelve Months Ended
                                                   --------------------------------    ---------------------------------
                                                      1/29/2005       1/31/2004           1/29/2005         1/31/2004
                                                   ------------ -------------------    --------------    ---------------
Net sales by segment:
    Women's Sportswear                             $     324,153      $     308,192    $    1,495,207    $     1,406,296
    Men's Sportswear                                     165,227            115,892           638,974            495,193
    Other Soft Goods                                     102,960             97,060           421,523            444,992
                                                   -------------      -------------    --------------    ---------------

    Total net sales                                      592,340            521,144         2,555,704          2,346,481

Costs and expenses:
    Cost of products sold                                472,724            407,266         2,007,698          1,851,554
    Selling, general and
         administrative expenses                         100,210             89,475           404,229            352,651
    Amortization of intangible assets                      3,368              2,222            13,434              9,532
    Interest expense, net                                  6,387              5,869            25,856             24,674
    Other (income) and expense, net                         (206)            (3,148)           (2,120)            (2,405)
                                                   -------------      -------------    --------------    ---------------

Earnings before income taxes                               9,857             19,460           106,607            110,475

Income taxes                                               3,376              6,665            36,513             37,838
                                                   -------------      -------------    --------------    ---------------

Net earnings from continuing operations                    6,481             12,795            70,094             72,637

Net (income) loss from discontinued
    operations, net of tax                                      -               526                 -             (1,552)
                                                   --------------     -------------     -------------      --------------

Net earnings                                       $       6,481      $      13,321    $       70,094    $        71,085
                                                   =============      =============    ==============    ===============

Weighted average shares outstanding:
    Basic                                                 27,679             26,762            27,504             26,499
                                                   =============      =============    ==============    ===============
    Diluted                                               28,045             27,561            28,039             27,100
                                                   =============      =============    ==============    ===============


Earnings (loss) per share:
    Basic:
         Continuing operations                     $         .23      $         .48    $         2.55    $          2.74
         Discontinued operations                               -                .02                 -              (.06)
                                                   -------------      -------------    --------------    --------------
         Net earnings                              $         .23      $         .50    $         2.55    $          2.68
                                                   =============      =============    ==============    ===============

    Diluted:
         Continuing operations                     $         .23      $         .46    $         2.50    $          2.68
         Discontinued operations                               -                .02                 -              (.06)
                                                   -------------      -------------    --------------    --------------
         Net earnings                              $         .23      $         .48    $         2.50    $          2.62
                                                   =============      =============    ==============    ===============


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KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)


                                                                           As of
                                                           ------------------------------------
                                                               1/29/2005           1/31/2004
                                                           ----------------     ---------------
ASSETS
Current assets:
    Cash and cash equivalents                              $        261,395     $       179,155
    Receivables, net                                                381,697             321,455
    Inventories                                                     331,602             315,935
    Current deferred taxes and prepaid expenses                      55,220              66,328
                                                           ----------------     ---------------

         Total current assets                                     1,029,914             882,873

Property, plant and equipment, net                                   95,807              94,482
Intangible assets, net                                              191,958             116,102
Goodwill                                                            223,982             165,518
Other assets                                                         36,641              33,099
                                                           ----------------     ---------------
Total assets                                               $      1,578,302     $     1,292,074
                                                           ================     ================

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Notes payable and current
         portion of long-term debt                         $            149     $         2,743
    Accounts payable                                                175,852             179,024
    Accrued expenses                                                134,146             123,319
                                                           ----------------     ---------------

         Total current liabilities                                  310,147             305,086

Long-term debt                                                      469,657             271,877
Deferred income taxes and other                                      77,522              71,729
Shareowners' equity                                                 720,976             643,382
                                                           ----------------     ---------------
Total liabilities & shareowners' equity                    $      1,578,302     $     1,292,074
                                                           ================     ===============

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KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)



                                                                            Twelve Months Ended
                                                                     ----------------------------------
                                                                        1/29/2005           1/31/2004
                                                                     --------------     ---------------

OPERATING ACTIVITIES
Net earnings                                                         $       70,094     $        71,085

Add/(deduct) items not affecting operating cash flows:
    Depreciation and amortization                                            41,841              35,938
    Deferred income taxes and other                                           4,473              21,449

Changes in working capital components:
    Receivables, net                                                        (57,621)             31,563
    Inventories                                                             (15,244)             58,158
    Current deferred taxes and prepaid expenses                              11,371             (24,718)
    Accounts payable and accrued expenses                                     6,179             (41,887)
                                                                     --------------     ---------------
Net cash provided by operating activities                                    61,093             151,588
                                                                     --------------     ---------------

INVESTING ACTIVITIES
    Additions to property, plant and equipment                              (27,436)            (21,757)
    Acquisitions, net of cash acquired                                     (144,722)           (134,537)
    Subordinated note receivable                                              2,063               2,062
    Dispositions of fixed assets                                                436               5,693
                                                                     --------------     ---------------

Net cash used in investing activities                                      (169,659)           (148,539)
                                                                     --------------     ---------------

FINANCING ACTIVITIES
    Borrowings of long-term debt, net of financing costs                    195,343                   -
    Reduction of notes payable                                                    -                (636)
    Repayments of long-term debt                                             (4,448)            (30,891)
    Stock transactions under incentive plans                                 17,495              14,292
    Dividends paid                                                          (17,584)            (16,982)
                                                                     --------------     ---------------
Net cash provided by (used in) financing activities                         190,806             (34,217)
                                                                     --------------     ---------------

Net change in cash and cash equivalents                                      82,240             (31,168)
Cash and cash equivalents, beginning of period                              179,155             210,323
                                                                     --------------     ---------------

Cash and cash equivalents, end of period                             $      261,395     $       179,155
                                                                     ==============     ===============

Supplemental cash flow Information:
    Interest paid                                                    $       27,659     $        28,061
                                                                     ==============     ===============
    Income taxes paid (refunded), net                                $         (628)    $        41,339
                                                                     ==============     ===============

Significant non-cash investing and financing activities:
    Issuance of stock for acquisitions                               $            -     $        11,891
                                                                     ==============     ===============


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NOTE REGARDING DISCONTINUED OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

On October 30, 2003, the Company finalized an agreement to sell their domestic and European hosiery (Hosiery) operations for $7,500 plus reimbursement of $2,800 for costs incurred by the Company in connection with the closure of certain facilities. In addition, during the fourth quarter of 2003, the Company decided to discontinue their True Beauty by Emme(R) (True Beauty) operations.
This included the termination of the related license agreement before its expiration. The operations of True Beauty ceased in the fourth quarter of 2003.
Accordingly, both the Hosiery and True Beauty businesses have been accounted for as discontinued operations. Prior to being classified as discontinued, the Hosiery operations were included in the Men's Sportswear segment, and True
Beauty was included in the Women's Sportswear segment.

For 2004, there was no operating activity for the discontinued operations. In addition, at January 29, 2005 and January 31, 2004, there were no significant assets or liabilities remaining related to the discontinued operations. For the three and twelve months ended January 31, 2004, the operating results for the discontinued Hosiery and True Beauty businesses are as follows:



                                              Three months ended                        Twelve months ended
                                               January 31, 2004                          January 31, 2004
                                      ------------------------------------   ---------------------------------------
                                       Hosiery    True Beauty     Total         Hosiery      True Beauty    Total
                                      ----------   ----------   ----------   -----------  -------------   ----------
Net sales                             $    1,208   $      (75)  $    1,133   $43,968      $       7,154   $   51,122
                                      ==========   ==========   ==========   ==========   =============   ==========
Earnings (loss) before income taxes       (6,458)      (2,930)      (9,388)      (8,374)         (4,178)     (12,552)
Income taxes                              (8,801)      (1,113)      (9,914)      (9,413)         (1,587)     (11,000)
                                      ----------   ----------   ----------   -----------  -------------   ----------
Net earnings (loss)                   $    2,343   $   (1,817)  $      526   $    1,039   $      (2,591)  $   (1,552)
                                      ==========   ==========   ==========   ==========   =============   ==========

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FINANCIAL CONTACT:
Roger D. Joseph, VP Treasurer & IR, Kellwood Co., 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com.
W. Lee Capps III, Executive VP Finance & CFO, Kellwood Co., 314.576.3486,
Fax 314.576.3439 or wlc@kellwood.com.


MEDIA CONTACT:
Donna Weaver, VP Corp. Comm., Kellwood Co., 212.329.8072, Fax 212.329.8073 or donna_weaver@kellwood.com.